Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS) (collectively, the “United States”), the State of Colorado, Assure Holdings Corp. and Assure Neuromonitoring LLC (collectively “Assure”), and Ty Mathis (the “Relator”) (hereafter the United States, the State of Colorado, Assure and Relator are collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A.Assure is a provider of outsourced Intraoperative Neurophysiological Monitoring. Assure’s patient population has included individuals eligible to receive items or services for which payment may be made under a Federal health care program.

B.On May 17, 2021, Ty Mathis filed a qui tam action in the United States District Court for the District of Colorado captioned United States ex rel. Mathis v. Kimball, et al., 21-cv-01352 (D. Colo.), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”).

C.The United States contends that Assure submitted or caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (“Medicare”) and the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”).

D.The United States contends that it has certain civil claims against Assure arising from allegations that Assure and its subsidiaries paid remuneration to surgeons through joint venture companies identified in this paragraph to induce those surgeons to order intraoperative neuromonitoring services provided by Assure for surgical patients during the period from

January 1, 2016 through July 31, 2022. The joint venture companies were: Arapahoe Professional Reading LLC, Belleview Professional Reading LLC, Boulder Professional Reading LLC, Cover One Reading LLC, Cover Two Reading LLC, Cover Three Reading LLC, Denver Professional Reading LLC, Englewood Professional Reading LLC, Golden Professional Reading LLC, Littleton Professional Reading LLC, Lone Tree Professional Reading LLC, Parker Professional Reading LLC, and Red State Reading LLC. The United States contends that these remunerative arrangements resulted in false claims for payment submitted to the Medicare and Colorado Medicaid Programs during the period from January 1, 2016 through July 31, 2022.

The conduct set forth in this Paragraph D is referred to below as the “Covered Conduct.”

E. This Settlement Agreement is neither an admission of liability by Assure, nor a concession by the United States or the State of Colorado that their claims are not well founded.

F. Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.Assure shall pay to the United States and the State of Colorado a total of $1,008,436 plus interest at 4.25% per annum (collectively, the “Settlement Amount”), of which $504,218 is restitution. Assure shall make such payments in accordance with the schedule attached as Appendix A by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Colorado. The payments specified in Appendix A may be prepaid, in whole (by payment of the unpaid balance plus any unpaid interest accruing through the date of payment) or in part, without penalty or premium.

These payments are categorized as follows:

a.	The sum of $946,229 plus interest at 4.25% per annum paid to the United States (the “Federal Settlement Amount”), of which $473,114 is federal restitution (the “Federal Restitution Amount”).
b.	The sum of $62,207 plus interest at 4.25% per annum paid to the State of Colorado (the “State Settlement Amount”), of which $31,104 is state restitution (the “State Restitution Amount”).

2.Conditioned upon the receipt of Settlement Amount payments, the United States and the State of Colorado agree that they shall pay to Relator 18% of each such payment received under the Settlement Agreement (the “Relator’s Share”). The United States shall make these Relator’s Share payments, on behalf of itself and the State of Colorado, via electronic funds transfer as soon as feasible after receipt of the payment. Relator shall provide all information requested by the United States in order to facilitate the Relator’s Share payments. The United States shall pay to the State of Colorado its proportional share of each Settlement Payment, except that the United States shall deduct the State of Colorado’s portion of the Relator Share.

3.Separately, Assure shall pay to Wisner Baum, one of the several law firms serving as counsel for Relator, the sum of $29,961.71 attributable to attorneys’ fees, costs, expenses (the “Fees Settlement Amount”), no later than 30 days after the later of: (i) the Effective Date of this Agreement, and (ii) receipt by Assure’s counsel of payment instructions in writing from counsel for Relator. Assure will issue an IRS Form 1099 for the Fees Settlement Amount to Wisner Baum, which shall be responsible for allocating the Fees Settlement between and among Relator and Relator’s counsel. The Fees Settlement Amount is in full satisfaction of Assure’s liability for any attorneys’ fees, costs, and expenses allowable under 31 U.S.C. § 3730(d) arising from the filing of the Civil Action. Assure shall have no obligation to make any additional payments to Relator or to Relator’s counsel with respect to the matters covered by this Agreement or otherwise.

4.Subject to the exceptions in Paragraph 7 (concerning reserved claims) below, and upon the United States’ receipt of the full Settlement Amount, the United States releases Assure together with its current and former parent corporations, subsidiaries, current or former corporate owners, and the corporate successors of any of them from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

5.Subject to the exceptions in Paragraph 7 (concerning reserved claims) below, and upon the United States’ receipt of the full Settlement Amount, the State of Colorado releases Assure together with its current and former parent corporations, subsidiaries, current or former corporate owners, and the corporate successors of any of them from any civil or administrative monetary claim the State of Colorado has for the Covered Conduct under the Colorado Medicaid False Claims Act, C.R.S. §§ 25.5-4.303.5–25.5-4-310, or the common law theories of payment by mistake, unjust enrichment, and fraud.

6.Subject to the exceptions in Paragraph 7 below (concerning reserved claims), and upon the United States’ receipt of the full Settlement Amount, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, releases Assure together with its current and former parent corporations, subsidiaries, current or former corporate owners, and the corporate successors of any of them from any civil monetary claim Relator has on behalf of the United

States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, and on behalf of the State of Colorado for the Covered Conduct under the Colorado Medicaid False Claims Act, C.R.S. §§ 25.5-4.303.5–25.5-4-310.

7.Notwithstanding the releases given in Paragraphs 4, 5, and 6 of this Agreement, or any other term of this Agreement, the following claims and rights of the United States and the State of Colorado are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code) or any state revenue code;
b.	Any criminal liability;
c.	Except as explicitly stated in this Agreement, any administrative liability or enforcement right, including mandatory or permissive exclusion from Federal health care programs;
d.	Any liability to the United States (or its agencies) or the State of Colorado (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;
f.	Any liability of individuals;
g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services; and
h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

8.Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the Relator’s Share, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States and the State of Colorado, their agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action as against Assure.

9.Subject to having received the Fees Settlement Amount due from Assure pursuant to this Agreement, Relator, for himself, and for his heirs, successors, attorneys, agents, and assigns, releases Assure together with its current and former parent corporations, subsidiaries, current or former corporate owners, and the officers, agents, and employees of any of them, and the corporate successors of any of them from any liability to Relator arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorneys’ fees and costs.

10.Assure waives and shall not assert any defenses Assure and its subsidiaries may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

11.Assure and its current and former parent corporations, subsidiaries, current or former corporate owners, and the corporate successors of any of them fully and finally releases the United States and the State of Colorado, their agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that any of them the have asserted, could have asserted, or may assert in the future against the United States or the State of Colorado, their agencies, officers, agents, employees, and servants, related to the Covered Conduct or the United States’ or the State of Colorado’s investigation or prosecution thereof.

12.Assure and its current and former parent corporations, subsidiaries, current or former corporate owners, and the officers, agents, and employees of any of them, and the corporate successors of any of them fully and finally releases Relator from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that any of them have asserted, could have asserted, or may assert in the future against Relator, related to the Covered Conduct and Relator’s investigation and prosecution thereof.

13.The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and Assure agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

14.Assure agrees to the following:

a.Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Assure, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;
(2)	the United States’ and the State of Colorado’s audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)

Assure’s and its subsidiaries’ investigation, defense, and corrective actions undertaken in response to the United States’ and the State of Colorado’s audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)	the negotiation and performance of this Agreement; and
(5)	the payments Assure makes to the United States and the State of Colorado pursuant to this Agreement and any payments that Assure may make to Relator, including costs and attorneys’ fees.

are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).

b.Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Assure, and Assure shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Assure or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.Treatment of Unallowable Costs Previously Submitted for Payment: Assure further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Assure or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Assure agrees that the United States, at a minimum, shall be entitled to recoup from Assure any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Assure or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this paragraph) on Assure or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Assure’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this paragraph.

15.This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 16 (waiver for beneficiaries paragraph), below.

16.Assure agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

17.Upon the United States’ receipt of the first payment described in Paragraph 1 above, the Parties shall promptly sign a Joint Stipulation for Dismissal of Assure

Neuromonitoring LLC from the Civil Action with prejudice, pursuant to Rule 41(a)(1), which the United States shall file in the Civil Action. The dismissal shall be with prejudice as to the United States’ claims against Assure Neuromonitoring LLC as to the Covered Conduct, and shall not be a dismissal of any other claims of the United States against any of the other defendants in the Civil Action. The dismissal shall be with prejudice as to the State of Colorado’s claims against Assure Neuromonitoring LLC as to the Covered Conduct, and shall not be a dismissal of any other claims of the State of Colorado against any of the other defendants in the Civil Action. The dismissal shall be with prejudice as to Relator’s claims against Assure Neuromonitoring LLC, and shall not be a dismissal of any of Relator’s other claims against any of the other defendants in the Civil Action. The stipulation of dismissal shall state that the action against Assure Neuromonitoring LLC is being dismissed “subject to the terms of the settlement agreement with Assure Holdings Corp. and Assure Neuromonitoring LLC” and that the Parties agree that the Court retains jurisdiction over the Parties to the extent necessary to enforce the terms and conditions of the settlement agreement.

18.The Settlement Amount represents the amount the United States and the State of Colorado are willing to accept in compromise of their civil claims against Assure arising from the Covered Conduct pursuant to the terms and conditions in this Agreement.

a.Assure shall be in default of this Agreement (“Default”) if it fails to pay the Settlement Amount as provided in Paragraph 1 above and Appendix A hereto, or if it fails to comply materially with any other term or condition of this Agreement.

b.If Assure fails to pay the Settlement Amount as provided in Paragraph 1 above and Appendix A hereto, the United States will provide a written Notice of Default, and Assure shall have an opportunity to cure such Default within seven (7) calendar days from the date of receipt of the Notice of Default by making the payment due and paying any additional interest accruing under the Settlement Agreement up to the date of payment. Notice of Default will be delivered to Assure’s representative, Polsinelli PC, by email to jfitzgerald@polsinelli.com. Assure may change its representative by giving advanced written notice to the United States Attorney’s Office for the District of Colorado and the Colorado Attorney General’s Office. If Assure fails to cure the Default within seven (7) calendar days from delivery of the Notice of Default and in the absence of an agreement with the United States and the State of Colorado to a modified payment schedule (“Uncured Default”), the remaining unpaid balance of the Settlement Amount shall become immediately due and payable, and interest on the remaining unpaid balance shall thereafter accrue at the rate of 12% per annum, compounded daily from the date of Default, on the remaining unpaid total (principal and interest balance).

c.In the event of Uncured Default, Assure agrees that the United States and the State of Colorado, at their sole discretion, may (i) retain any payments previously made, rescind this Agreement and bring any civil and/or administrative claim, action, or proceeding against Assure for the claims that would otherwise be covered by the releases provided in Paragraph 5 and 6 above, with any recovery reduced by the amount of any payments previously made by Assure to the United States and the State of Colorado under this Agreement; (ii) take any action to enforce this Agreement in a new action; (iii) offset the remaining unpaid balance from any amounts due and owing to Assure and/or affiliated companies by any department, agency, or agent of the United States or the State of Colorado at the time of Default or subsequently; and/or (iv) exercise any other right granted by law, or under the terms of this Agreement, or recognizable at common law or in equity. The United States and the State of Colorado shall be entitled to any other rights granted by law or in equity by reason of Default, including referral of this matter for private collection. In the event the United States pursues a collection action, Assure agrees immediately to pay the United States the greater of (i) a ten-percent (10%)

surcharge of the amount collected, as allowed by 28 U.S.C. § 3011(a), or (ii) the United States’ reasonable attorneys’ fees and expenses incurred in such an action. In the event that the United States or the State of Colorado opts to rescind this Agreement pursuant to this paragraph, Assure waives and agrees not to plead, argue, or otherwise raise any defenses of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims that are (i) filed by the United States or the State of Colorado against Assure within 120 days of written notification that this Agreement has been rescinded, and (ii) relate to the Covered Conduct, except to the extent these defenses were available on the Effective Date of this Agreement. Assure agrees not to contest any offset, recoupment, and/or collection action undertaken by the United States or the State of Colorado pursuant to this paragraph, either administratively or in any state or federal court, except on the grounds of actual payment to the United States or the State of Colorado.

d.In the event of Uncured Default, OIG-HHS may exclude Assure from participating in all Federal health care programs (“Exclusion for Default”). OIG-HHS will provide written notice of any such exclusion to Assure. Assure waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion, Assure wishes to apply for reinstatement, it must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Assure will not be reinstated unless and until OIG-HHS approves such request for reinstatement. The option for Exclusion for Default is in addition to, and not in lieu of, the options identified in this Agreement or otherwise available.

19.Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

20.Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

21.This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Colorado. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

22.This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

23.The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

24.This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

25.This Agreement is binding on Assure’s successors, transferees, heirs, and assigns.

26.This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

27.All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

28.This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

Cole Finegan
United States Attorney

DATED:	2/7/2024	BY:	/s/ Jasand Mock

Jasand Mock
Assistant United States Attorney
United States Attorney’s Office for the District of Colorado

DATED:	2/2/2024	BY:	/s/ Susan E. Gillin
Susan E. Gillin
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

STATE OF COLORADO

Phillip J. Weiser
Colorado Attorney General

DATED:	2/7/2024	BY:	/s/ Crystal Littrell
Crystal Littrell
First Assistant Attorney General
Director, Colorado Medicaid Fraud Control Unit

DATED:	BY:
Kim Bimestefer
Executive Director
Colorado Department of Health Care Policy and Financing

STATE OF COLORADO

Phillip J. Weiser
Colorado Attorney General

DATED:	BY:

Crystal Littrell
First Assistant Attorney General
Director, Colorado Medicaid Fraud Control Unit

DATED:	2/5/2024	BY:	/s/ Kim Bimestefer
Kim Bimestefer
Executive Director
Colorado Department of Health Care Policy and Financing

ASSURE HOLDINGS CORP. and ASSURE NEUROMONITORING LLC

DATED:	2/2/2024	BY:	/s/ John A. Farlinger
John A. Farlinger
Executive Chairman and CEO
Assure Holdings Corp.

DATED:	2/1/2024	BY:	/s/ T. Jeffrey Fitzgerald
T. Jeffrey Fitzgerald
Polsinelli PC
Counsel for Assure Holdings Corp. and Assure Neuromonitoring LLC

TY MATHIS - RELATOR

DATED:	1/26/24	BY:	/s/ Ty Mathis
Ty Mathis

DATED:	1/29	BY:	/s/ Mark Schlein
Mark Schlein
Wisner Baum
Counsel for Ty Mathis

APPENDIX A – Payment Schedule

Pay Period	Due Date	Balance Owed	Payment	Principal	Interest	Remaining Balance
1	2/15/2024	$1,008,436	$85,983	$82,412	$3,572	$926,024
2	3/15/2024	$926,024	$85,983	$82,704	$3,280	$843,320
3	4/15/2024	$843,320	$85,983	$82,997	$2,987	$760,324
4	5/15/2024	$760,324	$85,983	$83,291	$2,693	$677,033
5	6/15/2024	$677,033	$85,983	$83,586	$2,398	$593,447
6	7/15/2024	$593,447	$85,983	$83,882	$2,102	$509,566
7	8/15/2024	$509,566	$85,983	$84,179	$1,805	$425,387
8	9/15/2024	$425,387	$85,983	$84,477	$1,507	$340,910
9	10/15/2024	$340,910	$85,983	$84,776	$1,207	$256,134
10	11/15/2024	$256,134	$85,983	$85,076	$907	$171,058
11	12/15/2024	$171,058	$85,983	$85,378	$606	$85,680
12	1/15/2025	$85,680	$85,983	$85,680	$303	$0